Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND 2021 FULL YEAR
RUSTON, Louisiana (January 26, 2022) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced record net income of $28.3 million, or $1.20 diluted earnings per share for the quarter ended December 31, 2021, compared to net income of $27.0 million, or $1.14 diluted earnings per share for the quarter ended September 30, 2021, and net income of $17.6 million, or $0.75 diluted earnings per share for the quarter ended December 31, 2020. Pre-tax, pre-provision (“PTPP”) earnings for the quarter were $30.5 million, a 4.2% increase from the quarter ended September 30, 2021, and a 7.8% increase from the fourth quarter of 2020. Net income for the year ended December 31, 2021, was at a record high of $108.5 million, reflecting diluted earnings per share for the year ended December 31, 2021, of $4.60, representing an increase of $3.05, or 196.8%, from diluted earnings per share of $1.55 for the year ended December 31, 2020.
“Origin Bancorp delivered another strong quarter and closed out a very dynamic year,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “We remain focused on core, organic growth and our team performed well with 23% annualized growth on loans excluding PPP and mortgage warehouse this quarter. We have been and will continue to be purposeful in our strategy and efforts to provide value to our employees, customers, communities, and shareholders.”
Financial Highlights
•Net income was $28.3 million for the quarter ended December 31, 2021, achieving a historic high compared to $27.0 million for the linked quarter and $17.6 million for the quarter ended December 31, 2020.
•Total loans held for investment (“LHFI”) at December 31, 2021, excluding PPP and mortgage warehouse lines of credit, were $4.50 billion, reflecting a $241.5 million, or 5.7% increase, compared to the linked quarter, and a $404.2 million, or 9.9% increase compared to December 31, 2020.
•Total deposits grew $411.9 million, or 6.7%, to $6.57 billion at December 31, 2021, compared to $6.16 billion at September 30, 2021, and increased $819.4 million, or 14.2%, compared to December 31, 2020. Noninterest-bearing deposits grew $183.4 million, or 9.3%, compared to September 30, 2021, and $555.9 million, or 34.6%, compared to December 31, 2020, and represented 32.9% of total deposits at December 31, 2021.
•Average balances of total securities for the quarter ended December 31, 2021, were $1.50 billion, reflecting a $371.4 million, or 32.8% increase compared to the linked quarter, and a $550.7 million, or 57.7% increase, compared to the quarter ended December 31, 2020. Total securities were $1.53 billion at December 31, 2021, compared to $1.54 billion at September 30, 2021, and increased $480.6 million, or 45.6%, compared to December 31, 2020.
•Provision for credit losses was a net benefit of $2.6 million for the quarter ended December 31, 2021, compared to a net benefit of $3.9 million for the linked quarter and a provision expense of $6.3 million for the quarter ended December 31, 2020.
•Annualized returns on average stockholder’s equity and average assets were 15.70% and 1.49%, respectively, for the quarter ended December 31, 2021, compared to 15.21% and 1.43%, respectively for the linked quarter, and 10.92% and 0.97%, respectively, for the quarter ended December 31, 2020.
•On December 31, 2021, the Company acquired the remaining 62% equity interest in The Lincoln Agency bringing the Company’s total ownership to 100%. Additionally, the Company acquired substantially all assets of the Pulley-White Insurance Agency, Inc. on December 31, 2021, for $2.2 million in cash and $2.2 million in Company common stock.

Results of Operations for the Three Months Ended December 31, 2021
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended December 31, 2021, was $54.2 million, an increase of $1.6 million, or 3.1%, compared to the linked quarter. The increase was primarily due to a $1.2 million increase in interest income earned on total investment securities and a $1.2 million increase in interest income earned on commercial real estate loans, offset by decreases of $873,000 and $577,000 in interest earned on residential real estate loans and mortgage warehouse lines of credit, respectively. The increase in interest income earned on total securities was primarily due to a $371.4 million increase in the average balance of total securities caused by a shift in balance sheet composition. The increase in interest income earned on commercial real estate loans was primarily driven by a $106.3 million increase in the average balance of total commercial real estate loans. The decrease in interest earned on residential real estate loans was primarily due to a decline in interest rates, which contributed $595,000 to the $873,000 decline in interest income on residential real estate loans. The decrease in interest earned on mortgage warehouse lines of credit was caused primarily by a decrease of $82.9 million in average mortgage warehouse lines of credit loan balances, as the outstanding balances of mortgage warehouse lines of credit continued to normalize.
The yield earned on interest-earning assets for the quarter ended December 31, 2021, was 3.35%, an increase of two basis points compared to the linked quarter and a decrease of 12 basis points compared to the quarter ended December 31, 2020. Excluding PPP loans, the yield earned on interest-earning assets was 3.21%, a four basis point decrease compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended December 31, 2021, was 0.51%, representing a two basis point decrease from the linked quarter, and a 13 basis point decrease compared to the quarter ended December 31, 2020.
The fully tax-equivalent net interest margin (“NIM”) was 3.06% for the quarter ended December 31, 2021, a four basis point increase and a one basis point decrease from the linked quarter and the quarter ended December 31, 2020, respectively. Excluding PPP loans, the fully tax-equivalent NIM was 2.92%, a two basis point decrease and a 25 basis point decrease from the linked quarter and the quarter ended December 31, 2020, respectively. The decrease in fully tax-equivalent NIM, excluding PPP loans, was primarily due to a shift in balance sheet composition as PPP loan balances continued to be forgiven by the Small Business Administration (“SBA”) and mortgage warehouse loan volume continued to normalize, along with the increase in deposits, causing a surge in liquidity which was primarily invested in comparatively lower-yielding securities.

Credit Quality
The table below includes key credit quality information:

	At and for the three months ended			$ Change	% Change
(Dollars in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	Linked Quarter	Linked Quarter
Allowance for loan credit losses	$64,586	$69,947	$86,670	$(5,361)	(7.7)%
Classified loans	69,372	75,591	107,781	(6,219)	(8.2)
Total nonperforming LHFI	24,903	24,555	26,149	348	1.4
Provision for credit losses	(2,647)	(3,921)	6,333	1,274	(32.5)
Net charge-offs	2,693	2,891	1,757	(198)	(6.8)
Credit quality ratios:
Allowance for loan credit losses to nonperforming LHFI	259.35%	284.86%	331.45%	N/A	-2551 bp
Allowance for loan credit losses to total LHFI	1.23	1.35	1.51	N/A	-12 bp
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (1)	1.43	1.63	2.10	N/A	-20 bp
Nonperforming LHFI to LHFI	0.48	0.47	0.46	N/A	1 bp
Net charge-offs to total average LHFI (annualized)	0.21	0.22	0.13	N/A	-1 bp
___________________________
(1)Please see the Loan Data schedule at the back of this document for additional information.
The Company recorded a credit loss provision net benefit of $2.6 million during the quarter ended December 31, 2021, compared to a credit loss provision net benefit of $3.9 million recorded during the linked quarter. The release of credit loss provision reflects the continued improvement in forecasted economic conditions at December 31, 2021, and stable credit loss metrics. While economic forecasts have improved, uncertainty remains due to risks related to the resurgence or lingering effects of COVID-19, rising inflation and labor pressures, as well as continued global supply-chain disruptions.
Credit metrics remained stable for the quarter ended December 31, 2021, compared to the linked quarter. The allowance for loan credit losses to nonperforming LHFI decreased to 259.35% at December 31, 2021, compared to 284.86% at September 30, 2021. The Company’s nonperforming LHFI and quarterly net charge-offs were stable, compared to the linked quarter. Classified loans declined $6.2 million at December 31, 2021, compared to September 30, 2021, and represented 1.35% of LHFI, excluding PPP loans, at December 31, 2021, compared to 1.52% at September 30, 2021.
Noninterest Income
Noninterest income for the quarter ended December 31, 2021, was $16.7 million, an increase of $778,000, or 4.9%, from the linked quarter. The increase from the linked quarter was primarily driven by an increase of $5.4 million in other noninterest income, offset by decreases of $3.0 million, $1.0 million, and $625,000 in limited partnership investment income, swap fee income, and insurance commission and fee income, respectively.
The $5.4 million increase in other noninterest income was primarily due to the Company’s acquisition of the remaining 62% equity interest in The Lincoln Agency. The Company remeasured the previously held equity method investment to its fair value, resulting in recognition of a gain of $5.2 million in other noninterest income. The $3.0 million decrease in limited partnership investment income was primarily due to a $3.1 million valuation increase of the investments in two of the limited partnership funds during the quarter ended September 30, 2021, with no such increase during the current quarter. The $1.0 million decrease in swap fee income was primarily driven by $727,000 in swap commission fees earned on one new swap contract executed during the quarter ended September 30, 2021, combined with an early termination fee incurred during the quarter ended December 31, 2021. To benefit future income, the Company elected to unwind a one-way swap during the quarter ended December 31, 2021, and paid an early termination fee of $296,000. The decrease in insurance commission and fee income was caused by the seasonality of policy renewals.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2021, was $40.3 million, an increase of $1.2 million, compared to the linked quarter. This increase was primarily driven by an increase of $1.1 million in salaries and employee benefit expenses, primarily due to a $893,000 increase in our incentive compensation bonus during the quarter ended December 31, 2021, primarily due to the growth in loan production.
Income Taxes
The effective tax rate was 14.6% during the quarter ended December 31, 2021, compared to 18.8% during the linked quarter and 20.2% during the quarter ended December 31, 2020. The decline was primarily due the tax impact of the exercise of stock options and vesting of stock awards during the period.
Financial Condition
Loans
•Total LHFI increased $44.0 million compared to the linked quarter and decreased $493.4 million compared to December 31, 2020.
•Total LHFI at December 31, 2021, were $4.50 billion, excluding PPP and mortgage warehouse lines of credit, reflecting a $241.5 million, or 5.7% increase, compared to the linked quarter and a $404.2 million, or 9.9% increase, compared to December 31, 2020.
•PPP loans, net of deferred fees and costs, totaled $105.8 million at December 31, 2021, a decrease of $111.2 million compared to the linked quarter and a decrease of $440.8 million compared to December 31, 2020. Net deferred loan fees and costs on PPP loans were $3.0 million, $6.3 million, and $9.6 million, at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
•Mortgage warehouse lines of credit totaled $627.1 million at December 31, 2021, a decrease of $86.3 million compared to the linked quarter and a decrease of $456.9 million compared to December 31, 2020, falling within the expected range of 10% to 12% of total LHFI by year-end 2021.
•Average LHFI decreased $56.1 million, compared to the linked quarter, and decreased $375.6 million compared to the quarter ended December 31, 2020.
•Average LHFI, excluding PPP and mortgage warehouse lines of credit, increased $144.0 million, compared to the linked quarter, and increased $333.3 million compared to the quarter ended December 31, 2020.
Total LHFI at December 31, 2021, were $5.23 billion, reflecting an increase of 0.8%, compared to the linked quarter and a decrease of 8.6%, compared to December 31, 2020. The increase in LHFI compared to the linked quarter, was primarily driven by increases in commercial and industrial loans excluding PPP and commercial real estate loans, offset by decreases in PPP loans and mortgage warehouse lines of credit, respectively. PPP outstanding loan balances continued to decline primarily through the SBA’s forgiveness process and outstanding balances of mortgage warehouse lines of credit continued to normalize during the current period.
Securities
•Total securities remained relatively unchanged compared to the linked quarter and increased $480.6 million, compared to December 31, 2020.
•Average securities increased $371.4 million, compared to the linked quarter, and increased $550.7 million compared to the quarter ended December 31, 2020.
Total securities at December 31, 2021, were $1.53 billion, decreasing slightly from the linked quarter, and increasing 45.6%, compared to December 31, 2020. The increase in securities during 2021 reflects a shift in balance sheet composition as liquidity surged due to declines in PPP and mortgage warehouse lines of credit loan balances, as a result of the SBA’s forgiveness process and the normalization of mortgage warehouse lines of credit balances, along with the increase in deposits.
Goodwill & Intangibles
On December 31, 2021, the Company acquired the remaining 62% equity interest in The Lincoln Agency for $5.3 million in cash and $5.3 million in Company common stock, bringing the Company’s total ownership to 100%. Additionally, the Company acquired substantially all assets of the Pulley-White Insurance Agency, Inc. on December 31, 2021, for $2.2 million in cash and $2.2 million in Company common stock.
•The Company recognized a $14.1 million and $7.6 million increase, respectively, in intangible assets and goodwill in conjunction with the acquisitions.

Deposits
•Total deposits increased $411.9 million and $819.4 million compared to the linked quarter and December 31, 2020, respectively.
•Interest-bearing deposits grew $263.4 million, or 7.3%, compared to September 30, 2021, and $385.1 million, or 11.1%, compared to December 31, 2020.
•Noninterest-bearing deposits grew $183.4 million, or 9.3%, compared to September 30, 2021, and $555.9 million, or 34.6%, compared to December 31, 2020.

Business depositors drove increases of $168.1 million and $142.2 million in noninterest-bearing demand and money market deposits compared to the linked quarter. Consumer depositors drove an additional increase of $104.6 million in total deposits compared to the linked quarter. Business depositors drove an increase of $890.8 million in total deposits compared to December 31, 2020.
For the quarter ended December 31, 2021, average noninterest-bearing deposits as a percentage of total average deposits were 33.6%, compared to 31.7% for the linked quarter, and 28.7% for the quarter ended December 31, 2020.
Borrowings
•Average Federal Home Loan Bank (“FHLB”) advances and other borrowings for the quarter ended December 31, 2021, increased by $3.8 million or 1.4%, compared to the linked quarter, and decreased by $79.8 million or 23.0%, compared to the quarter ended December 31, 2020.
The changes in average FHLB advances and other borrowings from both the linked quarter and from the quarter ended December 31, 2020, were driven by short-term borrowing variations during the respective periods as a result of liquidity management.
Stockholder’s Equity
Stockholders’ equity was $730.2 million at December 31, 2021, an increase of $24.5 million compared to $705.7 million at September 30, 2021, and an increase of $83.1 million compared to $647.2 million at December 31, 2020. The increase from the linked quarter was primarily due to net income for the quarter of $28.3 million, combined with a $7.5 million stock issuance for the insurance agency acquisitions, discussed earlier. These increases were partially offset by other comprehensive loss, net of tax and the quarterly dividend declared during the quarter ended December 31, 2021. The increase from December 31, 2020, was primarily driven by net income retained during the intervening period, and partially offset by the other comprehensive loss, net of tax.
Conference Call
Origin will hold a conference call to discuss its fourth quarter and 2021 full year results on Thursday, January 27, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting: https://services.choruscall.com/mediaframe/webcast.html?webcastid=yG9FTkGk.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly-owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana and into Mississippi. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding and efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the continuing duration and impacts of the COVID-19 global pandemic and continuing development and distribution of COVID-19 vaccines, as well as other efforts to contain the virus’s transmission, including the effect of these factors and developments on Origin’s business, customers, and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including any economic stimulus legislation; deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; the risk of widespread inflation; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate (“LIBOR”) and the impact of any replacement alternatives such as the Secured Overnight Financing Rate (“SOFR”) on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by, may continue to be amplified by or may, in the future, be amplified by the COVID-19 pandemic and the impact of varying governmental responses that affect Origin’s customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$54,180	$52,541	$54,292	$55,239	$51,819
Provision for credit losses	(2,647)	(3,921)	(5,609)	1,412	6,333
Noninterest income	16,701	15,923	12,438	17,131	15,381
Noninterest expense	40,346	39,165	37,832	39,436	38,884
Income before income tax expense	33,182	33,220	34,507	31,522	21,983
Income tax expense	4,860	6,242	6,774	6,009	4,431
Net income	$28,322	$26,978	$27,733	$25,513	$17,552
PTPP earnings (1)	$30,535	$29,299	$28,898	$32,934	$28,316
Basic earnings per common share	1.21	1.15	1.18	1.09	0.75
Diluted earnings per common share	1.20	1.14	1.17	1.08	0.75
Dividends declared per common share	0.13	0.13	0.13	0.10	0.10
Weighted average common shares outstanding - basic	23,484,056	23,429,705	23,410,693	23,393,356	23,392,684
Weighted average common shares outstanding - diluted	23,609,874	23,613,010	23,604,566	23,590,430	23,543,917

Balance sheet data
Total LHFI	$5,231,331	$5,187,288	$5,396,306	$5,849,760	$5,724,773
Total assets	7,861,285	7,470,478	7,268,068	7,563,175	7,628,268
Total deposits	6,570,693	6,158,768	6,028,352	6,346,194	5,751,315
Total stockholders’ equity	730,211	705,667	688,235	656,355	647,150

Performance metrics and capital ratios
Yield on LHFI	4.11%	4.05%	4.00%	4.03%	3.89%
Yield on interest-earnings assets	3.35	3.33	3.44	3.58	3.47
Cost of interest-bearing deposits	0.28	0.30	0.31	0.37	0.43
Cost of total deposits	0.19	0.21	0.22	0.26	0.31
Net interest margin, fully tax equivalent	3.06	3.02	3.12	3.22	3.07
Net interest margin, excluding PPP loans, fully tax equivalent (2)	2.92	2.94	3.06	3.15	3.17
Return on average stockholders’ equity (annualized)	15.70	15.21	16.54	15.73	10.92
Return on average assets (annualized)	1.49	1.43	1.49	1.40	0.97
PTPP return on average stockholders’ equity (annualized) (1)	16.93	16.52	17.23	20.30	17.61
PTPP return on average assets (annualized) (1)	1.60	1.56	1.55	1.81	1.57
Efficiency ratio (3)	56.92	57.21	56.69	54.49	57.86
Book value per common share	$30.75	$30.03	$29.28	$27.94	$27.53
Tangible book value per common share (1)	28.59	28.76	28.01	26.66	26.23
Common equity tier 1 to risk-weighted assets (4)	11.20%	11.27%	11.03%	10.16%	9.95%
Tier 1 capital to risk-weighted assets (4)	11.36	11.42	11.19	10.32	10.11
Total capital to risk-weighted assets (4)	14.76	14.95	14.85	13.92	13.79
Tier 1 leverage ratio (4)	9.20	9.20	8.87	8.67	8.62
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(1)PTPP earnings, PTPP return on average stockholders’ equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see the last two pages.
(2)Net interest margin, excluding PPP loans, fully tax-equivalent is calculated by removing average PPP loans from average interest-earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)December 31, 2021, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$53,260	$53,182	$55,529	$56,810	$54,193
Investment securities-taxable	4,691	3,449	3,115	3,300	3,154
Investment securities-nontaxable	1,493	1,582	1,590	1,672	1,708
Interest and dividend income on assets held in other financial institutions	686	538	414	345	367
Total interest and dividend income	60,130	58,751	60,648	62,127	59,422
Interest expense
Interest-bearing deposits	2,957	3,255	3,417	3,789	4,582
FHLB advances and other borrowings	1,161	1,118	1,106	1,269	1,339
Subordinated debentures	1,832	1,837	1,833	1,830	1,682
Total interest expense	5,950	6,210	6,356	6,888	7,603
Net interest income	54,180	52,541	54,292	55,239	51,819
Provision for credit losses	(2,647)	(3,921)	(5,609)	1,412	6,333
Net interest income after provision for credit losses	56,827	56,462	59,901	53,827	45,486
Noninterest income
Service charges and fees	3,994	3,973	3,739	3,343	3,420
Mortgage banking revenue	2,857	2,728	2,765	4,577	6,594
Insurance commission and fee income	2,826	3,451	3,050	3,771	2,732
Gain on sales of securities, net	75	—	5	1,668	225
Loss on sales and disposals of other assets, net	(97)	(8)	(42)	(38)	(33)
Limited partnership investment income	50	3,078	801	1,772	368
Swap fee (loss) income	(285)	727	24	348	233
Change in fair value of equity investments	—	19	—	—	—
Other fee income	702	783	623	771	604
Other income	6,579	1,172	1,473	919	1,238
Total noninterest income	16,701	15,923	12,438	17,131	15,381
Noninterest expense
Salaries and employee benefits	24,718	23,629	22,354	22,325	22,475
Occupancy and equipment, net	4,306	4,353	4,349	4,339	4,271
Data processing	2,302	2,329	2,313	2,173	2,178
Electronic banking	616	997	989	961	942
Communications	286	359	514	415	449
Advertising and marketing	1,147	863	748	680	1,108
Professional services	923	912	836	973	1,176
Regulatory assessments	526	664	544	1,170	1,135
Loan-related expenses	1,880	1,949	2,154	1,705	1,856
Office and operations	1,849	1,598	1,498	1,454	1,472
Intangible asset amortization	194	194	222	234	237
Franchise tax expense	692	598	629	619	665
Other expenses	907	720	682	2,388	920
Total noninterest expense	40,346	39,165	37,832	39,436	38,884
Income before income tax expense	33,182	33,220	34,507	31,522	21,983
Income tax expense	4,860	6,242	6,774	6,009	4,431
Net income	$28,322	$26,978	$27,733	$25,513	$17,552
Basic earnings per common share	$1.21	$1.15	$1.18	$1.09	$0.75
Diluted earnings per common share	1.20	1.14	1.17	1.08	0.75

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020
Income statement and share amounts	(Unaudited)
Net interest income	$216,252	$191,536
Provision for credit losses	(10,765)	59,900
Noninterest income	62,193	64,652
Noninterest expense	156,779	151,935
Income before income tax expense	132,431	44,353
Income tax expense	23,885	7,996
Net income	$108,546	$36,357
PTPP earnings (1)	$121,666	$104,253
Basic earnings per common share (2)	4.63	1.56
Diluted earnings per common share(2)	4.60	1.55
Dividends declared per common share	0.49	0.3775
Weighted average common shares outstanding - basic	23,431,504	23,367,221
Weighted average common shares outstanding - diluted	23,608,586	23,511,952

Performance metrics
Yield on LHFI	4.05%	4.17%
Yield on interest-earning assets	3.42	3.75
Cost of interest-bearing deposits	0.32	0.75
Cost of total deposits	0.22	0.53
Net interest margin, fully tax equivalent	3.10	3.18
Net interest margin, excluding PPP loans, fully tax equivalent (3)	3.01	3.25
Return on average stockholders’ equity	15.79	5.82
Return on average assets	1.45	0.56
PTPP return on average stockholders’ equity (1)	17.69	16.69
PTPP return on average assets (1)	1.63	1.62
Efficiency ratio (4)	56.31	59.31
____________________________
(1)PTPP earnings, PTPP return on average stockholders’ equity, and PTPP return on average assets are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see the last two pages.
(2)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)Net interest margin, excluding PPP loans, fully tax-equivalent is calculated by removing average PPP loans from average interest-earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Assets	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$133,334	$124,515	$155,311	$64,330	$60,544
Interest-bearing deposits in banks	572,284	227,450	289,421	200,571	316,670
Total cash and cash equivalents	705,618	351,965	444,732	264,901	377,214
Securities:
Available for sale	1,504,728	1,486,543	973,948	980,132	1,004,674
Held to maturity, net of allowance for credit losses	22,767	37,702	37,835	37,983	38,128
Securities carried at fair value through income	7,497	10,876	10,973	11,077	11,554
Total securities	1,534,992	1,535,121	1,022,756	1,029,192	1,054,356
Non-marketable equity securities held in other financial institutions	45,192	45,144	41,468	47,274	62,586
Loans held for sale	80,387	109,956	124,710	144,950	191,512
Loans	5,231,331	5,187,288	5,396,306	5,849,760	5,724,773
Less: allowance for loan credit losses	64,586	69,947	77,104	85,136	86,670
Loans, net of allowance for loan credit losses	5,166,745	5,117,341	5,319,202	5,764,624	5,638,103
Premises and equipment, net	80,691	80,740	80,133	81,064	81,763
Mortgage servicing rights	16,220	16,000	16,081	17,552	13,660
Cash surrender value of bank-owned life insurance	38,352	38,162	37,959	37,757	37,553
Goodwill and other intangible assets, net	51,330	29,830	30,024	30,246	30,480
Accrued interest receivable and other assets	141,758	146,219	151,003	145,615	141,041
Total assets	$7,861,285	$7,470,478	$7,268,068	$7,563,175	$7,628,268
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,163,507	$1,980,107	$1,861,016	$1,736,534	$1,607,564
Interest-bearing deposits	3,864,058	3,600,654	3,554,427	3,962,082	3,478,985
Time deposits	543,128	578,007	612,909	647,578	664,766
Total deposits	6,570,693	6,158,768	6,028,352	6,346,194	5,751,315
FHLB advances and other borrowings	309,801	309,152	314,123	325,751	984,608
Subordinated debentures	157,417	157,357	157,298	157,239	157,181
Accrued expenses and other liabilities	93,163	139,534	80,060	77,636	88,014
Total liabilities	7,131,074	6,764,811	6,579,833	6,906,820	6,981,118
Stockholders’ equity
Common stock	118,733	117,480	117,511	117,444	117,532
Additional paid-in capital	242,114	237,928	237,338	236,934	237,341
Retained earnings	363,635	338,387	314,472	289,792	266,628
Accumulated other comprehensive income	5,729	11,872	18,914	12,185	25,649
Total stockholders’ equity	730,211	705,667	688,235	656,355	647,150
Total liabilities and stockholders’ equity	$7,861,285	$7,470,478	$7,268,068	$7,563,175	$7,628,268

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
LHFI
Commercial real estate	$1,693,512	$1,590,519	$1,480,536	$1,454,649	$1,387,939
Construction/land/land development	530,083	518,920	497,170	548,236	531,860
Residential real estate	909,739	913,411	966,301	904,753	885,120
Total real estate loans	3,133,334	3,022,850	2,944,007	2,907,638	2,804,919
PPP	105,761	216,957	369,910	584,148	546,519
Commercial and industrial	1,348,474	1,218,246	1,200,881	1,250,350	1,271,343
Mortgage warehouse lines of credit	627,078	713,339	865,255	1,090,347	1,084,001
Consumer	16,684	15,896	16,253	17,277	17,991
Total LHFI	5,231,331	5,187,288	5,396,306	5,849,760	5,724,773
Less: allowance for loan credit losses	64,586	69,947	77,104	85,136	86,670
LHFI, net	$5,166,745	$5,117,341	$5,319,202	$5,764,624	$5,638,103

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$512	$672	$1,544	$1,085	$3,704
Construction/land/land development	338	592	621	2,431	2,962
Residential real estate	11,647	9,377	10,571	10,692	6,530
Commercial and industrial	12,306	13,873	17,723	19,094	12,897
Consumer	100	41	43	56	56
Total nonperforming LHFI	24,903	24,555	30,502	33,358	26,149
Nonperforming loans held for sale	1,754	2,074	1,606	963	681
Total nonperforming loans	26,657	26,629	32,108	34,321	26,830
Repossessed assets	1,860	4,574	4,723	3,893	1,927
Total nonperforming assets	$28,517	$31,203	$36,831	$38,214	$28,757
Classified assets	$71,232	$80,165	$88,150	$99,214	$109,708
Past due LHFI (1)	25,615	25,954	30,446	26,574	25,763

Allowance for loan credit losses
Balance at beginning of period	$69,947	$77,104	$85,136	$86,670	$81,643
Provision for loan credit losses	(2,668)	(4,266)	(5,224)	1,360	6,784
Loans charged off	3,162	3,035	3,010	3,027	2,089
Loan recoveries	469	144	202	133	332
Net charge-offs	2,693	2,891	2,808	2,894	1,757
Balance at end of period	$64,586	$69,947	$77,104	$85,136	$86,670

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Credit quality ratios
Total nonperforming assets to total assets	0.36%	0.42%	0.51%	0.51%	0.38%
Total nonperforming loans to total loans	0.50	0.50	0.58	0.57	0.45
Nonperforming LHFI to LHFI	0.48	0.47	0.57	0.57	0.46
Past due LHFI to LHFI	0.49	0.50	0.56	0.45	0.45
Allowance for loan credit losses to nonperforming LHFI	259.35	284.86	252.78	255.22	331.45
Allowance for loan credit losses to total LHFI	1.23	1.35	1.43	1.46	1.51
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (2)	1.43	1.63	1.84	2.02	2.10
Net charge-offs to total average LHFI (annualized)	0.21	0.22	0.20	0.21	0.13
Net charge-offs to total average LHFI (annualized), excluding PPP loans	0.22	0.24	0.23	0.23	0.14
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due. There were $266,000 of past due PPP loans at September 30, 2021, that are fully guaranteed by the SBA. There were no past due PPP loans for the other disclosed quarterly period end dates included in this release.
(2)The allowance for loan credit losses (“ACL”) to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the allowance for loan credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	December 31, 2021		September 30, 2021		December 31, 2020
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,612,078	4.10%	$1,505,731	4.08%	$1,362,025	4.27%
Construction/land/land development	528,172	4.21	527,881	4.10	533,756	4.21
Residential real estate	909,778	3.88	936,375	4.14	853,299	4.23
PPP	162,340	9.19	279,578	5.24	551,325	2.36
Commercial and industrial	1,276,386	3.76	1,212,797	3.88	1,242,018	3.83
Mortgage warehouse lines of credit	577,835	3.70	660,715	3.58	897,716	3.81
Consumer	16,572	5.74	16,222	5.81	18,575	6.03
LHFI	5,083,161	4.11	5,139,299	4.05	5,458,714	3.89
Loans held for sale	47,352	5.20	72,739	3.85	114,196	2.73
Loans receivable	5,130,513	4.12	5,212,038	4.05	5,572,910	3.87
Investment securities-taxable	1,239,648	1.50	853,277	1.60	662,527	1.89
Investment securities-nontaxable	265,261	2.23	280,189	2.24	291,702	2.33
Non-marketable equity securities held in other financial institutions	45,153	4.16	43,725	2.22	39,763	1.99
Interest-bearing balances due from banks	442,060	0.19	610,863	0.19	236,772	0.28
Total interest-earning assets	7,122,635	3.35	7,000,092	3.33	6,803,674	3.47
Noninterest-earning assets(1)	436,935		464,721		360,354
Total assets	$7,559,570		$7,464,813		$7,164,028

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,616,101	0.23%	$3,657,625	0.25%	$3,520,543	0.29%
Time deposits	561,990	0.59	582,384	0.67	677,651	1.20
Total interest-bearing deposits	4,178,091	0.28	4,240,009	0.30	4,198,194	0.43
FHLB advances and other borrowings	267,737	1.72	263,956	1.68	347,494	1.53
Subordinated debentures	157,395	4.62	157,321	4.63	144,475	4.63
Total interest-bearing liabilities	4,603,223	0.51	4,661,286	0.53	4,690,163	0.64
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,110,816		1,965,843		1,686,088
Other liabilities(1)	129,917		134,079		148,269
Total liabilities	6,843,956		6,761,208		6,524,520
Stockholders’ Equity	715,614		703,605		639,508
Total liabilities and stockholders’ equity	$7,559,570		$7,464,813		$7,164,028
Net interest spread		2.84%		2.80%		2.83%
Net interest margin		3.02		2.98		3.03
Net interest margin - (tax-equivalent)(2)		3.06		3.02		3.07
Net interest margin excluding PPP loans - (tax-equivalent)(3)		2.92%		2.94%		3.17%
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of $45.2 million, $51.3 million, and $61.9 million for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax-equivalent is calculated by removing average PPP loans from average interest-earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and for the three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Calculation of Tangible Common Equity:	(Dollars in thousands, except per share amounts, unaudited)
Total common stockholders’ equity	$730,211	$705,667	$688,235	$656,355	$647,150
Less: goodwill and other intangible assets, net	51,330	29,830	30,024	30,246	30,480
Tangible Common Equity	$678,881	$675,837	$658,211	$626,109	$616,670

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,746,502	23,496,058	23,502,215	23,488,884	23,506,312
Tangible Book Value per Common Share	$28.59	$28.76	$28.01	$26.66	$26.23

Calculation of PTPP Earnings:
Net Income	$28,322	$26,978	$27,733	$25,513	$17,552
Plus: provision for credit losses	(2,647)	(3,921)	(5,609)	1,412	6,333
Plus: income tax expense	4,860	6,242	6,774	6,009	4,431
PTPP Earnings	$30,535	$29,299	$28,898	$32,934	$28,316

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$30,535	$29,299	$28,898	$32,934	$28,316
Divided by number of days in the quarter	92	92	91	90	92
Multiplied by the number of days in the year	365	365	365	365	366
Annualized PTPP Earnings	$121,144	$116,241	$115,910	$133,566	$112,648

Divided by total average assets	$7,559,570	$7,464,813	$7,474,951	$7,382,495	$7,164,028
PTPP ROAA (annualized)	1.60%	1.56%	1.55%	1.81%	1.57%

Divided by total average stockholder’s equity	$715,614	$703,605	$672,698	$657,863	$639,508
PTPP ROAE (annualized)	16.93%	16.52%	17.23%	20.30%	17.61%

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Year Ended December 31,
(Dollars in thousands, except per share amounts, unaudited)	2021	2020
Calculation of PTPP Earnings:
Net Income	$108,546	$36,357
Plus: provision for credit losses	(10,765)	59,900
Plus: income tax expense	23,885	7,996
PTPP Earnings	$121,666	$104,253

Calculation of PTPP ROAA and PTPP ROAE:
Divided by total average assets	$7,470,927	$6,442,528
PTPP ROAA	1.63%	1.62%

Divided by total average stockholder’s equity	$687,648	$624,580
PTPP ROAE	17.69%	16.69%